UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   YORK, THEODORE C.
   c/o PCD Inc.
   2 TECHNOLOGY DRIVE
   CENTENNIAL PARK
   PEABODY, MA  01960
2. Issuer Name and Ticker or Trading Symbol
   PCD Inc.
   PCDI
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   DECEMBER 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   DIRECTOR
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially
Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)
|5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |
Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |
Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |
Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |
End of Year      |ect(I)|                           |
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
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned
|
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title
and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of
Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |
Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|
|Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |
|rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|
|       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|
Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of
Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |
|       |Year        |(I)|            |
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
STOCK OPTION (RIGHT TO P|3.75    |5/26/|A   |1500       |A  |11/26|5/26/|COMMON
STOCK|1500   |       |1500        |D  |            |
URCHASE STOCK)          |        |00   |    |           |   |/00  |10   |
|       |       |            |   |            |
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
Explanation of Responses:
SIGNATURE OF REPORTING PERSON
/s/ THEODORE C. YORK
DATE
JANUARY 23, 2001